Exhibit 8.1

DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

September 20, 2011

Board of Directors

Behringer Harvard Multifamily REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Re: Tax Opinion for REIT Status and Registration Statement, file no. 333-148414

Gentlemen:

We have acted as counsel to Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Company”), in connection with its Registration Statement, file no. 333-148414 (as amended from time to time, the “Registration Statement”), filed with the Securities and Exchange Commission (“SEC”) relating to the ongoing offering of up to 100 million shares of the Company’s common stock to its existing stockholders pursuant to the Company’s second amended and restated distribution reinvestment plan.  This opinion letter is furnished at the request of the Company so that the Registration Statement may fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(8).

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)          the Registration Statement;

(2)          the Company’s articles of restatement (the “Charter”);

(3)          the Company’s fourth amended and restated bylaws (the “Amended and Restated Bylaws”);

(4)          the Behringer Harvard Multifamily OP I LP limited partnership agreement; and

(5)          such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the Company’s certificate, dated as of the date thereof, executed by a duly appointed officer of the Company,

setting forth certain representations relating to the organization and proposed operation of the Company, Behringer Harvard Multifamily OP I LP, and their respective subsidiaries.

For purposes of our opinions, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the assumption that the Company, Behringer Harvard Multifamily OP I LP, and their respective subsidiaries (if any) will each be operated in the manner described in the Charter, Amended and Restated Bylaws, the Behringer Harvard Multifamily OP I LP limited partnership agreement, and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a real estate investment trust under

Sections 856 through 860 of the Code (a “REIT”) depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that:

1.                                       the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years beginning with its taxable year ended December 31, 2007 through the taxable year ended December 31, 2010, and the Company’s current and proposed organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

2.                                       the discussion in the Registration Statement, under the heading “Description of Distribution Reinvestment Plan — Tax Consequences of Participation in the Distribution Reinvestment Plan”, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or Behringer Harvard Multifamily OP I LP, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the discussion in the Registration Statement under the heading “Description of Distribution Reinvestment Plan — Tax Consequences of Participation in the Distribution Reinvestment Plan.”  We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended (the “Act”) pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R ss. 229.601(b)(8), and the reference to DLA Piper LLP (US) contained in the Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

DLA PIPER LLP (US)

/s/ DLA PIPER LLP (US)